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                EXHIBIT 23.1 - CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 33-65784, 33-76532, 333-04701, 333-58195,
333-36780, 333-65788 and 333-65790) and Forms S-3 (File No. 333-42300 and
333-57914) of Tricord Systems, Inc. of our report dated January 18, 2002, except as to Note 2 and the "Required Redemption" Description in Note 5 for which the Date is March 19, 2002, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 18, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

                                           PricewaterhouseCoopers LLP


Minneapolis, Minnesota
March 25, 2001